EXHIBIT 10.4

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

TRIANGLE 9, INC.

SENIOR SECURED LINE OF CREDIT CONVERTIBLE PROMISSORY NOTE

Up to $100,000	July 30, 2021

FOR VALUE RECEIVED, Triangle 9, Inc., a Delaware corporation, its assigns and successors (the “Company”), hereby promises to pay to Jordan Lams, or his successors or assigns (the “Holder”), in immediately available funds, the total principal sum of up to One Hundred Thousand Dollars ($100,000.00) (the “Maximum Amount”), in accordance with the terms of this Senior Secured Line of Credit Convertible Promissory Note (this “Note”). The principal hereof and any unpaid accrued interest thereon shall be due and payable to Holder in accordance with Section 2, below (unless such payment date is accelerated as provided in Section 7 hereof). Payment of all amounts due hereunder shall be made at the address of the Holder provided for in Section 9 hereof. Interest shall accrue at the rate of twelve and one-half percent (12.5%) per annum, calculated and accrued monthly (the “Interest Rate”) on the unpaid principal balance of this Note from the date funds have been advanced and shall continue to accrue until all unpaid principal and interest is paid in full. In the event that the maximum allowable interest rate in the State of California becomes less than the Interest Rate, the maximum interest rate allowable under California Law shall become the Interest Rate.

1. LINE OF CREDIT. From time to time, as agreed between the Company and Holder, the Holder shall deposit funds with the Company (each a “Loan Advance”), up to the Maximum Amount. Each Loan Advance shall be recorded and updated on the schedule (the “Schedule”) on Exhibit A, which is attached hereto and incorporated herein. The Holder and the Company must initial each Loan Advance for it to become an obligation of the Company, and any loans or other advances made by Holder to the Company which are not recorded on the Schedule will not be considered a part of this Note.

2. REPAYMENT: On the first day of each month beginning with the first full month after the date first set forth above, the Company shall pay all interest that has accrued under this Note during the previous month, unless otherwise waived by the Holder.

On the date which is twenty-four (24) months after the date first set forth above (the “Maturity Date”), the Company shall pay the remaining portion of the principal and any interest accrued in immediately available funds of the Company.

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3. PREPAYMENT. The Company may not prepay all or any part of the principal balance of this Note, without the written consent of the Holder.

4. CONVERSION. The outstanding principal and any accrued interest due under this Note may be converted, in whole or in part, at any time or from time to time, at the option of the Holder, into common stock of the Company at a conversion price equal to the lesser of (a) per share, (b) sixty percent (60%) of the lowest price per share at which the Company’s common stock is issued in a Change of Control Transaction, and (c) sixty percent (60%) of the average of the three (3) lowest VWAP’s during the twenty (20) trading day period ending on the last complete trading day prior to the date of conversion. If the Change of Control Transaction is a reverse merger or an IPO, the price per share shall be equal to the amount payable on a share of common stock in the Change of Control Transaction or IPO (or, if no such amount is payable, the fair market value of a share of common stock at the time, as determined by the Board of Directors of the Company in its sole discretion).

For purposes of this Agreement, a “Change of Control Transaction” means a sale, conveyance or other disposition of all or substantially all of the property or business of the Company (other than to a wholly-owned subsidiary of the Company), or a merger or consolidation with or into any other corporation or other entity or other business transaction or series of related transactions as a result of which an entity or person becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the voting power of the voting stock of the Company; provided that a Change of Control Transaction shall not include any transaction or series of related transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is canceled or converted or a combination thereof occurs. A Change of Control Transaction shall also include a “reverse merger” transaction for the purpose of the Company’s shareholders taking a controlling interest in another corporation whose stock is publicly traded or the filing and effectiveness of a registration statement with the Securities and Exchange Commission for the purpose of an initial public offering (IPO).

For purposes of this Agreement, “VWAP” means for any date, the price determined by the first of the following clauses that applies: (a) if the common stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the common stock for such date (or the nearest preceding date) on the Trading Market on which the common stock is then listed or quoted for trading as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)); (b) if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the common stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the common stock is not then quoted for trading on the OTC Bulletin Board and if prices for the common stock are then reported only on the OTCQB tier maintained by OTC Markets Group, Inc., or on the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the common stock so reported; or (d) in all other cases, the fair market value of a share of common stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company. “Trading Market” means the following markets or exchanges on which the common stock is listed or quoted for trading on the date in question: the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange.

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5. RESERVED.

6. TRANSFERABILITY. This Note shall not be transferred, pledged, hypothecated, or assigned by either party without the express written consent of the other party. In the event any third party acquires a controlling interest in the Company or acquires substantially all of the assets of the Company (a “Reorganization Event”), this Note will survive and become an obligation of the party that acquires such controlling interest or assets. In the event of a Reorganization Event, the Company agrees to make the party that acquires such controlling interest or assets, aware of the terms of this Section and this Note.

7. DEFAULT. The occurrence of any one of the following events shall constitute an Event of Default:

(a) The non-payment, when due, of any principal or interest pursuant to this Note;

(b) The material breach of any representation or warranty in this Note. In the event the Holder becomes aware of a breach of this Section 7(b), the Holder shall notify the Company in writing of such breach and the Company shall have five (5) business days after notice to cure such breach;

(c) The breach of any covenant or undertaking, not otherwise provided for in this Section 7;

(d) The commencement by the Company of any voluntary proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or the adjudication of the Company as insolvent or bankrupt by a decree of a court of competent jurisdiction; or the petition or application by the Company for, acquiescence in, or consent by the Company to, the appointment of any receiver or trustee for the Company or for all or a substantial part of the property of the Company; or the assignment by the Company for the benefit of creditors; or the written admission of the Company of its inability to pay its debts as they mature; or

(e) The commencement against the Company of any proceeding relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, provided, however, that the commencement of such a proceeding shall not constitute an Event of Default unless the Company consents to the same or admits in writing the material allegations of same, or said proceeding shall remain undismissed for 20 days; or the issuance of any order, judgment or decree for the appointment of a receiver or trustee for the Company or for all or a substantial part of the property of the Company, which order, judgment or decree remains undismissed for 20 days; or a warrant of attachment, execution, or similar process shall be issued against any substantial part of the property of the Company.

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Upon the occurrence of any Default or Event of Default, the Holder, may, by written notice to the Company, declare all or any portion of the unpaid principal amount due to Holder, together with all accrued interest thereon, immediately due and payable, in which event it shall immediately be and become due and payable; provided that upon the occurrence of an Event of Default as set forth in paragraph (d) or paragraph (e) hereof, all or any portion of the unpaid principal amount due to Holder, together with all accrued interest thereon, shall immediately become due and payable without any such notice.

8. ARBITRATION. If a dispute or claim shall arise between the parties with respect to any of the terms or provisions of this Note, or with respect to the performance by any of the parties under this Note, then the parties agree that the dispute shall be arbitrated in Los Angeles County, California, before a single arbitrator, in accordance with the rules of the American Arbitration Association (“AAA”). The arbitrator shall have no power to alter or modify any express provisions of this Note or to render any award that by its terms affects any such alteration or modification. The parties to the arbitration may agree in writing to use different rules and/or arbitrator(s). The parties agree that the judgment award rendered by the arbitrator shall be considered binding and may be entered in any court having jurisdiction as stated in Section 11 of this Note. Alternatively, the parties agree to consider mediation prior to arbitration should a dispute arise. The provisions of this Section shall survive the termination of this Note.

9. NOTICES. Notices to be given hereunder shall be in writing and shall be deemed to have been sufficiently given if delivered personally or sent by overnight courier (with delivery confirmed). Notice shall be deemed to have been received on the date and time of personal or overnight delivery if received during normal business hours of the recipient; if not, then on the next business day. Notices shall be sent as follows:

If to the Company:	Triangle 9, Inc. 1900 E. Ocean Boulevard, Suite 1501 Long Beach, CA 90802 Attn: President

If to the Holder:	Jordan Lams [•] [•]

10. REPRESENTATIONS AND WARRANTIES. The Company hereby makes the following representations and warranties to the Holder:

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(a) Organization, Good Standing, and Power. The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.

(b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and perform this Note and to issue and sell this Note. The execution, delivery, and performance of this Note by the Company has been duly and validly authorized by all necessary corporate action. This Note, when executed and delivered, will constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

11. CONSENT TO JURISDICTION AND SERVICE OF PROCESS. The Company consents to the jurisdiction of the courts of the State of California and of any state and federal court located in Los Angeles County, California.

12. GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY THEREIN, WITHOUT GIVING EFFECT TO THE RULES OR PRINCIPLES OF CONFLICTS OF LAW.

13. ATTORNEYS FEES. In the event the Holder hereof shall refer this Note to an attorney to enforce the terms hereof, the Company agrees to pay all the costs and expenses incurred in attempting or affecting the enforcement of the Holder’s rights, including reasonable attorney's fees, whether or not suit is instituted.

14. CONFORMITY WITH LAW. It is the intention of the Company and of the Holder to conform strictly to applicable usury and similar laws. Accordingly, notwithstanding anything to the contrary in this Note, it is agreed that the aggregate of all charges which constitute interest under applicable usury and similar laws that are contracted for, chargeable, or receivable under or in respect of this Note, shall under no circumstances exceed the maximum amount of interest permitted by such laws, and any excess, whether occasioned by acceleration or maturity of this Note or otherwise, shall be canceled automatically, and if theretofore paid, shall be either refunded to the Company or credited on the principal amount of this Note.

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IN WITNESS WHEREOF, the below parties signed and sealed this Note as of date written above.

“Company”	“Holder”

Triangle 9, Inc.,
a Delaware corporation

/s/ Tarek Tabsh	/s/ Jordan Lams
By: Tarek Tabsh	Jordan Lams
Its: Director and Secretary

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Exhibit A

Schedule

Schedule of Loan Advances (Additional Sheets may be Attached if Necessary)

Date of Funding	Amount of Funding	Total of All Loan Amounts Owed by Company Under this Note (Excluding Interest)	Initials of Holder	Initials of Authorized Company Representative

A-1